Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-226985) and Form F-3 (File Nos. 333-291900 and 333-289065) of Dogness (International) Corporation of our report dated October 17, 2025, relating to the Company’s consolidated financial statements which appears in this Annual Report on Form 20-F for the year ended June 30, 2025.

/s/ Audit Alliance LLP

Singapore

September 30, 2026